UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 6, 2015

MGIC Investment Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-10816	39-1486475
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 E. Kilbourn Avenue, Milwaukee, Wisconsin		53202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	414-347-6480

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01. Regulation FD Disclosure.

As part of its oversight responsibility for senior management compensation, the Management Development, Nominating and Governance Committee of our Board of Directors (the “Committee”), which administers our compensation programs for these officers, along with the Board, reviewed the principal elements of the programs. Taking account of progress we have made since the financial crisis and feedback from shareholders and others in connection with our 2014 Annual Meeting, the Committee is implementing changes for bonuses to be paid in 2015 on account of 2014 performance and for equity to be awarded in 2015. As described in more detail below, bonuses will now be paid principally based on objective financial criteria and equity will vest based on growth in book value per share. Also, our change in control agreements are being modified to eliminate both the parachute excise tax gross-up and the “single trigger” vesting of equity from a change in control. We are extending our “clawback” policy beyond equity to capture incentive compensation paid in cash.

We are filing this Current Report prior to any shareholder discussion of the changes without thereby admitting they are material.

Annual Bonus Plan

The 2014 performance goal for the annual bonus plan for our named executive officers (“NEOs”) required the Company’s combined ratio (the sum of the loss ratio and the expense ratio for Mortgage Guaranty Insurance Corporation’s primary new insurance written for 2014) to be less than 40%. If this goal were met, the Committee had discretion to make a subjective determination of bonuses, within the bonus maximums set by the Committee (3x base salary for the CEO and 2.25x base salary for other NEOs), based on an assessment of various performance goals, three of which had specific targets (the “Original Plan”).

The combined ratio must still be less than 40% for any amount to be paid under the annual bonus plan. If that performance goal is met, 75% of the bonus is determined by the extent to which financial performance goals have been met, and 25% by the extent to which business performance objectives have been met. The financial performance goals and business performance objectives are consistent with the performance goals considered under the Original Plan.

Threshold, target and maximum performance achievement levels have been established for each financial performance goal and each is assigned a percentage weight, with the weight of all the performance goals totaling 100%. Based on the actual achievement level and the weight assigned to each financial performance goal, a weighted percentage score for the goal is determined. Each business performance objective is assigned a percentage weight, with the weight of all such objectives totaling 100%. The Committee’s evaluation of actual performance against the business performance objective results in a weighted percentage score for each objective. The sum of the weighted financial performance goal scores is weighted 75% and the sum of the weighted business performance goal scores is weighted 25%. An NEO’s bonus is the maximum bonus for the NEO multiplied by the sum of the weighted percentage scores, except that the Committee has discretion to reduce the weighted percentage score sum by up to 10 percentage points.

The individual financial performance goals, as generally described, and their weightings are: pre-tax diluted EPS (30%); pre-tax return on beginning shareholders’ equity (25%); NIW (15%); incurred loss ratio for NIW for the bonus year (15%); and expense ratio (15%). The subjects addressed by the individual business performance objectives, each of which is weighted 20%, are: capital position; mix of business; succession planning; regulatory/GSE relationships; and housing reform.

Performance-Based Equity Awards

In 2014, 80% of performance-based equity awards granted to NEOs vested over a three-year period depending on annual performance for each vesting year compared to annual loss ratio, expense ratio and market share goals for that year established when the award was made (“LEM awards”). The remainder of equity awarded to NEOs vested over a three-year period based on whether the combined ratio for each year was less than 40% (“CR awards”).

We expect the Committee to continue to grant awards in 2015 that will vest in three tranches over a three-year period. However, the vesting in each year for non-CR awards will be based on the cumulative percentage achievement of a three-year cumulative goal for growth in book value per share. As with the LEM awards, a goal based on book value per share growth is among the performance goals specified in our 2011 Omnibus Incentive Plan, under which equity awards are made.

Other Executive Compensation Changes

Key Executive and Employment Severance Agreements: The Company’s agreements providing benefits after a change in control of the Company (“KEESAs”) are being changed to eliminate the tax gross-up payment under the KEESA that neutralizes the economic effect of the excise tax of Section 280G of the Internal Revenue Code. (The absence of a gross-up payment is already in place for officers when they become 62 years old.) The revised KEESAs also eliminate “single trigger” vesting of equity awards under the KEESA upon a change in control; any vesting of an equity award upon a change in control will occur only to the extent provided in the agreement relating to the award. Existing awards provide for such vesting.

Clawback Policy: Under the Company’s current “clawback” policy, the Company would seek to recover, to the extent the Committee deemed appropriate, from any NEO or other executive officer, amounts associated with equity awards that vested based on achievement of a performance goal if a subsequent financial restatement shows that such compensation should not have been paid. The clawback policy is being revised to extend it to cash incentive compensation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION
Date: January 6, 2015	By:/s/ Jeffrey H. Lane

Jeffrey H. Lane
Executive Vice President, General Counsel and Secretary